UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

TTM TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2630 South Harbor Boulevard, Santa Ana, CA	92704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 1, 2009, TTM Technologies, Inc. (“TTM”) announced its plan to close its Hayward, California and Los Angeles, California facilities due to continued weak demand in North America. TTM announced it would lay off approximately 335 employees at these sites. TTM intends to transfer printed circuit board (“PCB”) production from its Los Angeles facility to other company sites in California, Utah and Wisconsin. Backplane assembly services provided by the Hayward plant will be transferred to the company’s other backplane assembly plants in Shanghai, China and Stafford Springs, Connecticut.

TTM will offer separation and other benefits to the affected employees. The company expects to record between $11 million and $14 million in separation, asset impairment and disposal costs related to this restructuring, primarily in the third quarter of 2009. In addition to transferring assets to other sites, the company also will sell some of the property, plant and equipment.

A copy of TTM’s press release announcing the closure is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release, dated September 1, 2009, entitled “TTM Technologies, Inc. Announces Closure of Hayward and Los Angeles Facilities”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2009

TTM TECHNOLOGIES, INC.

By: /s/ Steven W. Richards
      Steven W. Richards
      Executive Vice President and Chief Financial Officer